UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event: August 26, 2005

Nexia Holdings, Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

33-2128-D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

c/o Richard Surber, President
59 West 100 South, Second Floor, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 25, 2005, Nexia Holdings, Inc. (Nexia) entered into an Acquisition Agreement (Agreement) with Axis Labs, Inc., Axis Group, LLC, Kent Johnson, Glen Southard, F. Briton McConkie and Peter Kristensen (jointly hereafter the “Shareholders”) for the acquisition of Seven Million Nine Hundred Eighty Four Thousand (7,984,000) shares which equates to a 100% equity interest in Axis Labs Inc. in exchange for 165,000 shares of Nexia’s Series C Preferred Stock.

The parties have agreed that the Series C Preferred Stock may not be converted into shares of common stock of Nexia until either 24 months from the date of execution of the Acquisition Agreement or Axis has raised a minimum of $1,500,000 to fund its plan of operation.

Nexia will also have the right to rescind the transaction in the event Axis is unable to raise a minimum of $1,500,000 within 24 months from the date of execution of the Agreement.

On August 25, 2005, Mr. Richard Surber, CEO and director of Nexia has granted an Option to Nexia to repurchase all of his 8,000,000 shares of Series B Preferred Stock of Nexia for $500,000, retention of 5% of the total issued and outstanding shares of Nexia’s common stock at the time Nexia redeems the Series B Preferred shares. The Option may only be exercised upon a minimum of $1,500,000 being raised for the operation of Axis and the spin off or divestiture of Diversified Holdings I, Inc.. Diversified Holdings I, Inc. is Nexia’s 99% owned subsidiary that holds nearly all of Nexia real estate and other assets. The term of the Option is 3 years and it may only be exercised in whole.

The closing of acquisition Axis is anticipated to be on or before September 30, 2005. Nexia and its affiliates have had no material relationship with any of the Shareholders or Axis Group, LLC prior to entering into the above described transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Pro forma financial statements, if required, will be filed by amendment within the time allowed by rule.

EXHIBIT        PAGE
NO.	NO.	DESCRIPTION

2(i)	4
Acquisition Agreement, dated August 25, 2005 with Axis Labs, Inc., The Axis Group, LLC, F. Briton McConkie, Peter Kristensen, Kent Johnson, Glen Southard and Nexia Holdings, Inc. providing for the acquisition of Axis Labs, Inc. by Nexia Holdings, Inc.

2(ii)	12
Right to Rescission, dated August 25, 2005 wherein the parties to the August 25, 2005 Acquisition Agreement set for the terms and conditions upon which the acquisition agreement may be terminated by the parties.

2(iii)	13
Stock Option Agreement dated August 25, 2005 between Richard Surber and Nexia Holdings, Inc. providing for the right of Nexia to exercise an option to acquire from Mr. Surber 8,000,000 shares of Class B Preferred Stock.

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Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nexia Holdings, Inc.

Date: August 30, 2005	By:	/s/ Richard Surber
Richard Surber CEO, CFO, President and Director

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